EXHIBIT 99.1

December 23, 2009	TSX Venture Exchange Symbol: MDW
NYSE Amex Symbol: MDW
Website: www.midwaygold.com

MIDWAY INCREASES BOARD

Midway Gold Corp. (“Midway”) is pleased to welcome Roger Newell as our fifth director. Mr. Wolfus, our Chairman of the Board will take on the role of Chief Executive Officer and Alan Branham will continue as President and Chief Operating Officer.

Dr. Roger Newell holds a Ph.D. in mineral exploration from Stanford University, and has more than forty years of experience in the mining industry. Dr. Newell also holds a M.Sc. in geology from the Colorado School of Mines and is a past president of the Alumni Association. Dr. Newell is renowned internationally for recognizing the potential of the Carlin Trend in Nevada. Under his direction Newmont Mining Company established new exploration programs in Nevada, which ultimately lead to Newmont Mining becoming the world’s largest gold producer and with Nevada operations yielding over 1,000,000 ounces per year. Dr. Newell served as Vice President of Development for Capital Gold Corp (US ticker symbol CGLD) from 2000 to 2007. He was President of CGLD’s Mexican subsidiary, Minera Santa Rita, where he was responsible for bringing the company’s El Chanate gold mine into production. He continued to serve as a member of Capital Gold’s Board of Directors until November 2009. Prior to his time at Capital Gold, he served as Exploration Manager/Senior Geologist for the Newmont Mining Company; Exploration Manager for Gold Fields Mining Company; and Vice President - Development, for Western Exploration Company. He joined Kilimanjaro Mining Company in October, 2007 as a Director and Vice President of Exploration and is President and a Director of Lake Victoria Mining Company Inc. Dr. Newell, an independent director, has replaced Mr. Wolfus on all of the committees of the Company’s board of directors.

Mr. Wolfus has assumed a much more active role in the Company’s financing and investor relations activities. Mr. Branham will continue to guide the exploration and development of the Company’s mineral properties and all technical matters of the Company.

ON BEHALF OF THE BOARD

“Dan Wolfus”

______________________________

Daniel Wolfus, Chairman and CEO

For further information, please contact R.J. Smith at Midway Gold Corp. at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.